Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS

In connection with the closing of the Merger (as defined below in Note 1), Yarrow Bioscience, Inc. changed its name to Yarrow Bioscience Operating Company Corp. on July 27, 2026. For the purposes of these financial statements, references to Yarrow Bioscience, Inc. refer to the company prior to the Merger.

YARROW BIOSCIENCE, INC.
Audited Financial Statements:

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Yarrow Bioscience, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Yarrow Bioscience, Inc. (the Company) as of December 31, 2025 and October 3, 2025, the related statements of operations, changes in convertible preferred stock and stockholders’ deficit and cash flows for the period from October 3, 2025 (inception) to December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and October 3, 2025, and the results of its operations and its cash flows for the period from October 3, 2025 (inception) to December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Baker Tilly US, LLP

Irvine, California
March 31, 2026, except for the effects of the exchange ratio discussed in Note 1, as to which the date is August 13, 2026

We have served as the Company’s auditor since 2026.

YARROW BIOSCIENCE, INC.

BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2025	October 3, 2025
Assets
Current assets:
Cash	$99,994	$—
Prepaid and other current assets	6	—
Subscription receivable	—	4
Total current assets	100,000	4
Deferred transaction costs	407	—
Total assets	$100,407	$4
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable (related party of $610)	$1,534	$—
Accrued expenses	70,013	—
Total current liabilities	71,547	—
Total liabilities	71,547	—
Commitments and contingencies (Note 4)
Series A convertible preferred stock, $0.0001 par value, 14,516,188 shares authorized, issued and outstanding at December 31, 2025; liquidation value of $100,000	99,850	—
Stockholders’ deficit:
Common stock, $0.0001 par value, 29,672,628 shares authorized, 3,047,675 issued and outstanding at December 31, 2025	—	—
Additional paid-in capital	4	4
Accumulated deficit	(70,994)	—
Total stockholders’ deficit	(70,990)	4
Total liabilities, convertible preferred stock and stockholders’ deficit	$100,407	$4

See accompanying notes to financial statements.

YARROW BIOSCIENCE, INC.

STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

October 3, 2025 (Inception) through December 31, 2025
Operating expenses:
Research and development	$604
Acquired in-process research and development	70,000
General and administrative	390
Total operating expenses	70,994
Net loss	$(70,994)
Share information:
Net loss per share of common stock, basic and diluted	$(23.29)
Weighted-average shares of common stock outstanding, basic and diluted	3,047,675

See accompanying notes to financial statements.

YARROW BIOSCIENCE, INC.

STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share and per share data)

			Stockholders’ Deficit
	Series A convertible preferred stock		Common stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance, October 3, 2025 (Inception)	—	$—	3,047,675	$—	$4	$—	$4
Issuance of Series A convertible preferred stock at $6.89 per share, net of issuance costs of $150	14,516,188	99,850	—	—	—	—	—
Net loss	—	—	—	—	—	(70,994)	(70,994)
Balance, December 31, 2025	14,516,188	$99,850	3,047,675	$—	$4	$(70,994)	$(70,990)

See accompanying notes to financial statements.

YARROW BIOSCIENCE, INC.

STATEMENT OF CASH FLOWS
(in thousands)

October 3, 2025 (Inception) through December 31, 2025
Cash flows from operating activities:
Net loss	$(70,994)
Adjustment to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid and other current assets	(6)
Accounts payable	1,127
Accrued expenses	70,013
Net cash provided by operating activities	140
Cash flows from financing activities:
Proceeds from sale of Series A convertible preferred stock, net of issuance costs	99,850
Proceeds from the issuance of common stock	4
Net cash provided by financing activities	99,854
Net increase in cash and cash equivalents	99,994
Cash and cash equivalents at inception	—
Cash and cash equivalents at end of the year	$99,994

See accompanying notes to financial statements.

YARROW BIOSCIENCE, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Description of Business

Yarrow Bioscience, Inc. (“Yarrow” or the “Company”) is a clinical-stage biopharmaceutical company focused on developing novel biotherapeutics to treat autoimmune diseases affecting the thyroid. Yarrow’s lead product candidate, YB-101 (also known as GenSci098), is a humanized, monoclonal antibody targeting the thyroid stimulating hormone receptor (“TSHR”), which Yarrow plans to develop for the treatment of Graves’ disease (“GD”) and potentially thyroid eye disease (“TED”). Both GD and TED are serious and poorly treated autoimmune diseases in which autoantibodies against TSHR attack and overstimulate the receptor, leading to a wide spectrum of thyroidal and extra-thyroidal clinical sequelae.

YB-101 was designed to selectively bind to TSHR and block autoantibody-induced receptor activation, thereby directly inhibiting the pathogenic activity of thyroid-stimulating autoantibodies that drive disease progression in GD and TED as well as the biological pathway responsible for hyperthyroidism and orbitopathy. Yarrow believes that this novel and targeted approach represents a potential breakthrough for patients with GD and TED and has the potential to address an important unmet need for therapies with differentiated risk-benefit profiles.

In December 2025, Yarrow in-licensed from Changchun Genescience Pharmaceutical Company, Ltd. (“GenSci”) the exclusive rights to develop YB-101 for the treatment of GD and TED outside of China. Yarrow’s development strategy is to advance YB-101 in GD and explore a clinical development plan for TED with the goal of becoming the first company to commercialize an anti-TSHR antibody in the United States and other territories outside of China. YB-101 is currently being evaluated by GenSci in an ongoing Phase 1 single ascending dose (“SAD”) and multiple ascending dose (“MAD”) trial in patients with TED in China. Yarrow submitted the GenSci SAD clinical data to the U.S. Food and Drug Administration (“FDA”) as part of a new IND to support the initiation of a GD trial by Yarrow in the United States, which was cleared by the FDA in March 2026. In addition, third-party clinical data from two SAD trials of another anti-TSHR antibody, K1-70, further support the therapeutic potential of targeting TSHR in patients with GD and TED. Yarrow expects to initiate a combined Phase 2a/Phase 2b trial of YB-101 in patients with GD in the first half of 2026.

In December 2025 the Company entered into an Agreement and Plan of Merger and Reorganization with VYNE Therapeutics Inc., a Delaware corporation (“VYNE”), which was amended on January 30, 2026 (as amended, the “Merger Agreement”), pursuant to which, among other matters, Yellow Merger Sub Corp., a direct, wholly owned subsidiary of VYNE, will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of VYNE and the surviving corporation of the merger (the “Merger”).

At the effective time of the Merger (the “Effective Time”), (i) each then-outstanding share of the Company’s common stock and the Company’s Convertible Preferred Stock (together the “Company’s Capital Stock”) (including any shares of the Company’s common stock issued in the Company’s Pre-Closing Financing described below), excluding any shares of the Company’s Capital Stock held as treasury stock immediately prior to the Effective Time and any dissenting shares, will be converted into the right to receive a number of shares of VYNE common stock, par value $0.0001 per share (the “VYNE Common Stock”) and/or VYNE Pre-Funded Warrants (as defined below) equal to the exchange ratio 35.8667, (ii) each then outstanding option to purchase shares of the Company’s common stock will be converted into and become an option to purchase shares of VYNE Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, and (iii) each then-outstanding and unexercised pre-funded warrant to purchase shares of the Company’s common stock (each, a “Company Pre-Funded Warrant”) will be converted into a pre-funded warrant to purchase shares of VYNE Common Stock on the existing terms and conditions (each, a “VYNE Pre-Funded Warrant”), subject to adjustment as set forth in the Merger Agreement and the form of pre-funded warrant. If any shares of the Company’s common stock are unvested or subject to a repurchase option or risk of forfeiture at the Effective Time, then the shares of VYNE Common Stock issued in exchange for such shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

Each share of VYNE Common Stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares, subject to a proposed reverse stock split, will be unaffected by the Merger. Prior to the Effective Time, the VYNE board of directors will accelerate the vesting of all options to purchase shares of VYNE Common Stock (“VYNE Options”) and all restricted stock units (“VYNE RSUs”). Each outstanding VYNE Option with an exercise price per share equal to or less than the volume weighted average closing trading price of a share of VYNE Common Stock on The Nasdaq Stock Market LLC for the five consecutive trading days ending three trading days prior to the calculation date set forth in the Merger Agreement, as reported by Bloomberg L.P. (the “VYNE Closing Price”), will be cancelled at the Effective Time and such holder thereof will receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying the excess of the VYNE Closing Price over the exercise price per share of the VYNE Common Stock underlying such VYNE Option by the number of shares of the VYNE Common Stock underlying such VYNE Option. Each VYNE Option with an exercise price greater than the VYNE Closing Price will be cancelled for no consideration. Immediately prior to the Effective Time, each holder of an accelerated VYNE RSU will be entitled to receive a number of shares of VYNE Common Stock equal to the number of vested and unsettled shares underlying such VYNE RSU.

Based on the Company and VYNE’s capitalization as of December 17, 2025 and taking into account VYNE’s current cash position, each share of the Company’s Capital Stock is currently estimated to be entitled to receive approximately 35.8667 shares of VYNE Common Stock. This estimated exchange ratio does not give effect to the proposed VYNE reverse stock split and is subject to adjustment based on VYNE’s estimated net cash calculated in accordance with the Merger Agreement at the closing of the Merger.

Completed Merger and Exchange Ratio

On July 27, 2026 (the “Closing Date”), VYNE issued an aggregate of 2,130,731 shares of its common stock to the Company’s stockholders (after giving effect to the 1-for-50 reverse stock split of VYNE common stock in connection with the Merger), based on the exchange ratio of 0.7171 shares of VYNE common stock for each share of the Company’s common stock, including those shares of the Company’s common stock issued upon the conversion of the Company’s preferred stock and those shares of the Company’s common stock issued in the Company Pre-Closing Financing. In addition, the Company’s outstanding and unexercised pre-funded warrants to purchase shares of the Company’s common stock and certain shares of the Company’s common stock (including shares issued upon the conversion of the Company’s preferred stock and shares issued in the Company Pre-Closing Financing) were converted into 25,590,346 pre-funded warrants to purchase shares of VYNE common stock on the existing terms and conditions and outstanding options to purchase shares of the Company’s common stock were converted into 2,002,282 options to purchase shares of VYNE common stock on the existing terms and conditions (including with respect to vesting and accelerated vesting).

The Merger has been accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, the Company is deemed to be the accounting acquirer for financial reporting purposes. This determination is primarily based on the fact that, immediately following the Merger: (i) the Company’s stockholders owned a substantial majority of the voting rights in the Combined Company; (ii) the Company’s largest stockholder retained the largest interest in the Combined Company; (iii) the Company designated the initial members of the board of directors of the Combined Company; and (iv) the Company’s executive management team and certain of VYNE’s current management team became the management team of the Combined Company. Historical share and per share amounts of the Company have been retroactively restated to reflect the exchange ratio of 0.7171.

Liquidity and Capital Resources

The Company has incurred losses since inception and has an accumulated deficit of $71.0 million as of December 31, 2025. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales from its product candidates currently in development. Management believes that cash of $100.0 million as of December 31, 2025 ($30.0 million after the payment of the upfront license fee of $70.0 million (see Note 4)) is sufficient to sustain planned operations through at least twelve months from the issuance date of these financial statements.

In connection with the execution and delivery of the Merger Agreement, certain investors entered into a securities purchase agreement, pursuant to which such persons have agreed to purchase shares of the Company’s common stock or Company pre-funded warrants for an aggregate purchase price of approximately $100 million (the “Company Pre-Closing Financing”). However, the completion of the closing of the Company Pre-Closing Financing is subject to the satisfaction of customary closing conditions, and there are no assurances that such conditions will be achieved nor that such financing or other strategic transactions will be available on acceptable terms, or at all.

The Company is subject to those risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any references in these notes to applicable guidance are meant to refer to GAAP as found in Accounting Standards Codifications and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include the fair value of the Company’s common stock and valuation allowance relating to the Company’s deferred tax assets. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may vary from these estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Segment Information

The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (“CODM”), reviews the Company’s financial information for purposes of evaluating financial performance and allocating resources.

Fair Value of Financial Instruments

Management believes that the carrying amounts of financial instruments, which include accounts payable and accrued expenses, approximate fair value due to the short-term nature of those instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, which is held in checking account deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash.

Deferred Transaction Costs

Specific incremental legal, accounting and other fees and costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of such an offering. In the event the Company’s planned Merger does not occur or is significantly delayed, all of the costs will be expensed. As of December 31, 2025, there were $0.4 million of transaction costs, primarily consisting of legal fees, that were capitalized in assets on the balance sheet.

Classification of Convertible Preferred Stock

The Company has classified the Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) outside of stockholders’ deficit on the Company’s balance sheet because the holders of such stock have certain liquidation rights in the event of a Deemed Liquidation Event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

The Convertible Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 5). Because the occurrence of a Deemed Liquidation Event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a Deemed Liquidation Event becomes probable.

Research and Development Costs

Research and development costs are expensed as incurred and principally consist of personnel costs as well as amounts paid to third parties for the provision of services for product candidate discovery and development and related supply costs. Upfront and milestone payments made to third parties in connection with agreements with third parties to license their technologies are generally expensed as incurred as acquired in-process research and development, up to the point of regulatory approval.

Stock-Based Compensation Expense

The Company measures stock-based awards, including stock options, at their grant-date fair value and records compensation expense over the requisite service period, which is the vesting period of the awards. The Company accounts for forfeitures as they occur.

Estimating the fair value of stock options requires the use of subjective assumptions, including the fair value of the Company’s common stock, the expected term of the option and expected stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock options represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The fair value of the Company’s common stock is estimated by the Company’s board of directors, with input from management considering the most recently available third-party valuation of the Company’s common stock. The expected term of stock options for employees is estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting date and the contractual term of the option. The contractual term is used as the expected term for stock options granted to non-employees. For stock price volatility, the Company uses comparable public companies as a basis for the expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected term of the option. The expected dividend yield is zero given the Company does not expect to pay dividends for the foreseeable future.

On December 17, 2025, the Company adopted the 2025 Equity Incentive Plan (the “Plan”). Awards may be made under the Plan covering up to 1,951,541 shares of common stock of the Company.

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same as for basic net loss per share since when a net loss exists, potentially dilutive securities are not included in the calculation as their impact is anti-dilutive. The Company’s Convertible Preferred Stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the Convertible Preferred Stock have no obligation to fund losses.

As of December 31, 2025, 14,516,188 of Convertible Preferred Stock, on an as converted basis, have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive.

Income Taxes

Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company’s financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. As of December 31, 2025, the Company has concluded that a full valuation allowance was necessary for all of its deferred tax assets. The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense. The Company has no accruals for interest or penalties in the balance sheets as of December 31, 2025, and has not recognized interest or penalties in the statements of operations for the year ended December 31, 2025.

Accounting Pronouncements Recently Adopted

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740) — Improvements to Income Tax Disclosures”, which is intended to enhance the transparency and decision usefulness of income tax disclosures. Public business entities are required to adopt this standard for annual fiscal periods beginning after December 31, 2024 and early adoption is permitted. The Company adopted the standard as of December 31, 2025.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). This standard requires additional expense breakdowns in the footnotes for items such as inventory purchases, employee compensation, depreciation, and intangible asset amortization. Public companies must also provide a qualitative description of remaining expense amounts not separately disclosed, as well as the definition and total amount of selling expenses. ASU 2024-03 is effective for the Company’s fiscal year beginning after December 15, 2026, and for interim periods within the Company’s fiscal year beginning after December 15, 2027. The amendments are to be applied either prospectively to financial statements issued for reporting periods after the effective date of the update, or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the effects the adoption of ASU 2024-03 will have on its financial statements and related disclosures.

There were no other new accounting pronouncements that were issued or became effective during the year ended December 31, 2025 that had, or are expected to have, a material impact on the Company’s financial position, results of operations, cash flows or financial statement disclosures.

3. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

December 31, 2025
Accrued research and development licensing fee	$70,000
Professional fees	13
$70,013

4. Commitments and Contingencies

GenSci Agreement

On December 15, 2025, GenSci and Yarrow entered into an exclusive license agreement (the “GenSci License Agreement”), pursuant to which Yarrow obtained from GenSci an exclusive, royalty-bearing license to develop, manufacture, and commercialize YB-101 (also known as GS-098), an antibody targeting the TSHR, outside Greater China for all fields of use, including the treatment of GD and TED. GenSci retained rights to exploit these assets in Greater China. Under the GenSci License Agreement, and subject to limited exceptions in which GenSci will perform certain development activities outside Greater China, Yarrow is responsible for all development and commercialization activities for YB-101 outside Greater China. GenSci is obligated to provide Yarrow with clinical data relating to YB-101 that exists as of the effective date in connection with the initial know-how transfer. Additionally, each party is obligated to provide the other party with certain clinical data generated by that party during the development of YB-101 as part of the ongoing know-how transfer.

More specifically, clinical data generated by GenSci will be shared with Yarrow for inclusion in global safety reports and regulatory submissions by Yarrow to global health authorities including the FDA. Yarrow will become the manager of the YB-101 global safety database; as a result, data sharing between Yarrow and GenSci will continue during the term of the GenSci License Agreement. Yarrow does not currently anticipate outsourcing preclinical or clinical research to GenSci, but could consider doing so in the future. Manufacturing data generated by GenSci related to the manufacturing and testing of YB-101 will be shared with Yarrow on an ongoing basis to support global regulatory filings related to manufacturing.

Subject to customary exceptions, during the term of the GenSci License Agreement, neither Yarrow (with respect to activities outside Greater China) nor GenSci (with respect to activities in Greater China), nor their respective affiliates, may directly or indirectly clinically develop or commercialize specified categories of antibodies directed to TSHR.

Upon execution of the GenSci License Agreement, the Company was required to pay GenSci a non-refundable upfront cash payment of $70 million. The upfront payment was recorded as acquired in-process research and development in the Company’s statement of operations since further development and regulatory approval of the licensed product candidates is necessary and there is no alternative use that the Company could benefit from.

GenSci is also eligible to receive up to approximately $1.295 billion in additional contingent payments based on GenSci’s completion of the manufacturing technology transfer, GenSci’s achievement of a development milestone, as well as Yarrow’s achievement of development, regulatory approval, and commercial sales-based milestones. Specifically, GenSci is eligible to receive up to approximately $100 million in contingent payments based on the achievement of specified clinical development milestones by Yarrow or GenSci, as applicable, and up to $150 million in contingent payments based on Yarrow’s achievement of specified regulatory approval milestones. In addition, GenSci is eligible to receive tiered royalties ranging from the low teens to the low-mid teens on annual net product sales outside Greater China during the applicable royalty term. The royalty term for a licensed product in a given country commences upon the first commercial sale of the licensed product in that country and continues until the latest of: (a) the expiration of the last royalty-bearing valid claim of the licensed patents covering the licensed product in that country; (b) the tenth anniversary of the first commercial sale of the licensed product in that country; and (c) the expiration of all regulatory exclusivity for the licensed product in that country. The expected expiry of the last-to-expire royalty payment obligation is January 20, 2046.

The GenSci License Agreement will remain in effect until the expiration of all royalty terms. Either party may terminate the GenSci License Agreement for an uncured material breach or insolvency of the other party. GenSci may terminate the GenSci License Agreement in the event of a specified patent challenge by Yarrow or its affiliates or if Yarrow ceases all development activities outside Greater China for a substantial period of time prior to achieving a specified regulatory approval milestone. Following a specified near-term triggering event, Yarrow may terminate the GenSci License Agreement for convenience upon providing the required notice.

Purchase Commitments

The Company enters into contracts in the normal course of business with contract research organizations, contract manufacturing organizations, universities, and other third parties for preclinical research studies, clinical trials and testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancellable by the Company upon prior written notice although, purchase orders for clinical materials are generally non-cancellable. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of the Company’s service providers, up to the date of cancellation or upon completion of a manufacturing run.

Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

5. Convertible Preferred Stock and Common Stock

Convertible Preferred Stock

In December 2025, the Company sold 14,516,188 shares of Convertible Preferred Stock at an original issuance price of $6.89 per share.

The following is a summary of the rights, preferences, and terms of the Convertible Preferred Stock:

Dividends

The holders of the Convertible Preferred Stock are entitled to receive dividends payable when, as and if declared by the board of directors of the Company, with the holders of common stock, paid out of any assets or on the common stock of the Company, on an as-converted to common stock basis. The Company may not declare or pay dividends on common stock or other junior securities unless the holders of Convertible Preferred Stock receive, on a pro rata, as-converted basis, dividends at least equal to those payable on the common stock. No dividends on common stock were declared or paid from inception through December 31, 2025.

Voting

The holders of Convertible Preferred Stock are entitled to vote on any matter presented to the stockholders of the Company. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of Convertible Preferred Stock are convertible. For as long as at least 3,629,048 shares of Convertible Preferred Stock remain outstanding, holders of Convertible Preferred Stock are entitled to elect two directors. The holders of common stock and Convertible Preferred Stock, together as a single class, are entitled to elect the balance of the total directors of the corporation and on an as-converted basis. As of December 31, 2025, the Company had three directors and two vacancies.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a Deemed Liquidation Event (as described below), the holders of Convertible Preferred Stock shall be entitled to be paid out of the consideration payable to stockholders before any payment shall be made to the holders of common stock, an amount equal to the greater of (i) the original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to liquidation, dissolution or winding up. As of December 31, 2025, the liquidation amount is $6.89 per share for Convertible Preferred Stock.

A Deemed Liquidation Event shall include a merger or consolidation in which the Company is a constituent party (other than one in which the current stockholders of the Company own a majority of the voting power of the outstanding shares of the surviving company) or the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the business or assets of the Company.

Conversion

Each share of Convertible Preferred Stock is convertible into a number of shares of common stock equal to the original issue price divided by the conversion price, subject to adjustment for stock splits, stock dividends, combinations and similar recapitalizations, as well as certain anti-dilution adjustments in the event of issuances of equity securities at a price below the then-effective conversion price, as set forth in the Company’s Amended and Restated Certificate of Incorporation. The Conversion Price is $6.89 per share for Convertible Preferred Stock. As a result, as of December 31, 2025, each outstanding share of Convertible Preferred Stock is convertible into one share of common stock. The Convertible Preferred Stock automatically converts to common stock upon (1) an initial public offering resulting in a pre-money valuation of the Company of at least $125 million and at least $50 million in gross proceeds to the Company; or (2) upon a closing of a business combination between the Company and a public company pursuant to the public company acquiring 100% of the Company’s outstanding equity (including a reverse merger).

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

6. Related-Party Transactions

In December 2025, the Company’s sole common stockholder participated in the Convertible Preferred Stock financing for $25 million. Additionally, the Company owes the investor $0.6 million for reimbursement of expenses incurred prior to the Company’s financing.

7. Income Taxes

The Company has incurred losses, all in domestic jurisdictions, since inception and has not recorded current or deferred income taxes.

The following is a reconciliation of the difference between the effective income tax rate and the federal statutory tax rate (in thousands):

	October 3, 2025 (Inception) through December 31, 2025
Federal income tax provision at statutory rate	(14,909)	21%
Change in valuation allowances	14,909	(21)%
Effective tax rate	—	—%

A reconciliation of income tax benefit at the U.S. federal statutory rate to the provision for income taxes as reflected in the financial statements is as follows:

October 3, 2025 (Inception) through December 31, 2025
Tax at U.S. federal rate	21%
Valuation allowance	(21)%
Total provision	—%

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Significant components of the Company’s deferred tax assets and liabilities for federal income taxes consisted of the following (in thousands):

December 31, 2025
Deferred tax assets
Net operating losses	$268
Intangible asset	18,743
Other	105
Gross deferred tax assets	19,115
Valuation allowance	(19,115)
Total deferred tax assets	$—

The Company records a valuation allowance against its deferred tax assets when it is more likely than not that realization will not occur. The realization of deferred tax assets depends upon the Company’s ability to generate future taxable income or other tax planning strategies available in the relevant taxing jurisdiction. In evaluating the realizability of its deferred tax assets, management must determine whether there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. As a result, the Company recorded a valuation allowance against its deferred tax assets as of December 31, 2025. The valuation allowance increased by $19.1 million during the period October 3, 2025 (inception) through December 31, 2025.

As of December 31, 2025, the Company had federal net operating loss (“NOL”) carryforwards of $1.0 million, which will be carried forward indefinitely to offset future taxable income, subject to an 80% limitation of taxable income annually. In addition, the Company had state NOL’s of $1.0 million, which also carry forward indefinitely.

As of December 31, 2025, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s financial statements. The Company is generally subject to three-year statute of limitations for federal and state jurisdictions.

8. Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs, GD and TED.

The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a total basis and uses net loss for the allocation of resources and the assessment of performance. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses, such as program-level expenses, decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide level and net loss. The CODM uses net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results.

The table below is a summary of significant expenses categories regularly provided to the CODM (in thousands):

October 3, 2025 (Inception) through December 31, 2025
Operating Expenses
Research and development:
GD external research and development costs	$604
Acquired in-process research and development	70,000
General and administrative costs	390
Total operating expenses	$70,994

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2026, the issuance date of these financial statements and has not identified any events requiring disclosure except as noted below.

In January 2026, the Company issued 1,299,727 options to purchase the Company’s common stock at $6.19 per share to its executives and employees. The options vest over a 4-year period.